ADMINISTRATIVE SERVICES AGREEMENT

      AGREEMENT made as of the 28th day of February, 1997, in Denver, Colorado, by and between INVESCO TAX-FREE INCOME FUNDS, INC., a Maryland corporation (the "Fund"), and INVESCO FUNDS GROUP, INC., a Delaware corporation (hereinafter referred to as "INVESCO").

      WHEREAS, the Fund is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares representing interests in the following separate portfolios of investments: (1) INVESCO Tax-Free Intermediate Bond Fund, and (2) INVESCO Tax-Free Long-Term Bond Fund (the "Portfolios"); and

      WHEREAS, INVESCO is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, sub-accounting and recordkeeping services to certain investment companies, including the Fund; and

      WHEREAS,   the  Fund   desires  to  retain   INVESCO  to  render   certain
administrative, sub-accounting and recordkeeping services (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

      WHEREAS, INVESCO desires to be retained to perform such services on said terms and conditions;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and INVESCO agree as follows:

      1. The Fund hereby retains INVESCO to provide, or, upon receipt of written approval of the Fund arrange for other companies, including affiliates of INVESCO, to provide to the Portfolios: A) such sub-accounting and recordkeeping services and functions as are reasonably necessary for the operation of the
Portfolios. Such services shall include, but shall not be limited to, preparation and maintenance of the following required books, records and other documents: (1) journals containing daily itemized records of all purchases and sales, and receipts and deliveries of securities and all receipts and disbursements of cash and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the Act; (2) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(2)(i) - (iii) under the Act; (3) a securities record or ledger reflecting separately for each portfolio security as of trade date all "long" and "short" positions carried by the Portfolios for the account of the Portfolios, if any, and showing the location of all securities long and the off-setting position to all securities short, in the form required by Rule 31a-1(b)(3) under the Act; (4) a record of all portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the Act; (5) a record of all puts, calls, spreads, straddles and all other options, if any, in which the Portfolios have any direct or indirect interest or which the Portfolios have granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the Act; (6) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a- 1(b)(8) under the Act; and (7) price make-up sheets and such records as are necessary to reflect the determination of the Portfolios' net asset value. The foregoing books and


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records shall be maintained and preserved by INVESCO in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the Act. All such books and records shall be the property of the Fund and, upon request therefor, INVESCO shall surrender to the Fund such of the books and records so requested; and B) such sub-accounting, recordkeeping and administrative services and functions, which shall be furnished by a wholly-owned subsidiary of INVESCO, as are reasonably necessary for the operation of Portfolio shareholder accounts maintained by certain retirement plans and employee benefit plans for the benefit of participants in such plans. Such services and functions shall include, but shall not be limited to: (1) establishing new retirement plan participant accounts; (2) receipt and posting of weekly, bi-weekly and monthly retirement plan contributions; (3) allocation of contributions to each participant's individual Portfolio account; (4) maintenance of separate account balances for each source of retirement plan money (i.e., Company, Employee, Voluntary, Rollover) invested in the Portfolios;
(5) purchase, sale, exchange or transfer of monies in the retirement plan as directed by the relevant party; (6) distribution of monies for participant loans, hardships, terminations, death or disability payments; (7) distribution of periodic payments for retired participants; (8) posting of distributions of interest, dividends and long-term capital gains to participants by the Portfolios; (9) production of monthly, quarterly and/or annual statements of all Portfolio activity for the relevant parties; (10) processing of participant maintenance information for investment election changes, address changes, beneficiary changes and Qualified Domestic Relations Orders; (11) responding to telephone and written inquiries concerning Portfolio investments, retirement plan provisions and compliance issues; (12) performing discrimination testing and counseling employers on cure options on failed tests; (13) preparation of 1099R and W2P participant IRS tax forms; (14) preparation of, or assisting in the preparation of, 5500 Series tax forms, Summary Plan Descriptions and Determination Letters; and (15) reviewing legislative and IRS changes to keep the retirement plan in compliance with applicable law.

      2. INVESCO shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of INVESCO and persons employed or otherwise retained by INVESCO to provide or assist in providing the Services to the Portfolios.

      3. INVESCO shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, communication lines and supplies) and such clerical help and other services as shall be necessary to provide the Services to the Portfolios. In addition, INVESCO may arrange on behalf of the Fund to obtain pricing information regarding the Portfolios' investment securities from such company or companies as are approved by a majority of the Fund's board of directors; and, if necessary, the Fund shall be financially responsible to such company or companies for the reasonable cost of providing such pricing information.

      4. The Fund will, from time to time, furnish or otherwise make available to INVESCO such information relating to the business and affairs of the Portfolios as INVESCO may reasonably require in order to discharge its duties



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and obligations hereunder.

      5. For the services rendered, facilities furnished, and expenses assumed by INVESCO under this Agreement, the Fund shall pay to INVESCO a $10,000 per year per Portfolio base fee, plus an additional fee, computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this additional fee, the most recently determined net asset value of each Portfolio, as determined by a valuation made in accordance with the Fund's procedure for calculating each Portfolio's net asset value as described in the Portfolios' Prospectus and/or Statement of Additional Information, shall be used. The additional fee to INVESCO under this Agreement shall be computed at the annual rate of 0.015% of each Portfolio's daily net assets as so determined. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

      6. INVESCO will permit representatives of the Fund including the Fund's independent auditors to have reasonable access to the personnel and records of INVESCO in order to enable such representatives to monitor the quality of services being provided and the level of fees due INVESCO pursuant to this Agreement. In addition, INVESCO shall promptly deliver to the board of directors of the Fund such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

      7. This Agreement shall remain in effect until no later than February 28, 1998 and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days written notice to INVESCO; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder) unless the Board of Directors of the Fund approves such assignment; and (c) INVESCO may terminate this Agreement without payment of penalty on sixty days written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage pre-paid, to the other party at the principal office of such party.

      8. This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the Act. To the extent the applicable law of the State of Colorado or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.



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     IN WITNESS  WHEREOF,  the parties  hereto have executed and delivered this
Agreement on the day and year first above written.


                                    INVESCO TAX-FREE INCOME FUNDS, INC.


                                     By:  /s/  Dan J. Hesser
                                          ---------------------------------
ATTEST:                                   Dan J. Hesser
/s/ Glen A. Payne                         President
------------------------------
Glen A. Payne
Secretary
                                    INVESCO FUNDS GROUP, INC.


                                     By:  /s/ Ronald L. Grooms
                                          --------------------------------
ATTEST:                                   Ronald L. Grooms
/s/ Glen A. Payne                         Senior Vice President
------------------------------
Glen A. Payne
Secretary